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EXHIBIT 10.1
EXECUTIVE CHANGE IN CONTROL RETENTION AGREEMENT
     THIS AGREEMENT by and between THERMO FISHER SCIENTIFIC INC., a Delaware corporation (the “Company”), and                                          (the “Executive”) is made as of May ___, 2008 (the “Effective Date”).
     WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its stockholders; and
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances;
     NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below subsequent to a Change in Control Date (as defined in Section 1.2).
     1. Key Definitions.
     As used herein, the following terms shall have the following respective meanings:
          1.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):
               (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation

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controlled by the Company, or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.1; or
               (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
               (c) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors; or
               (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
     1.2 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the

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request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.
          1.3 “Cause” means the Executive’s willful engagement in illegal conduct or gross misconduct after the Change in Control Date which is materially and demonstrably injurious to the Company. For purposes of this Section 1.3, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
          1.4 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (g) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive).
               (a) the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”) or a material diminution in such position, authority or responsibilities;
               (b) a reduction in the Executive’s annual base salary as in effect on the Measurement Date or as the same was or may be increased thereafter from time to time;
               (c) the failure by the Company to (i) continue in effect any material compensation or benefit plan or program, including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy, in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date (a “Benefit Plan”), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than the basis existing immediately prior to the Measurement Date (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance or (iv) continue to provide any material fringe benefit enjoyed by Executive immediately prior to the Measurement Date;

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               (d) a change by the Company in the location at which the Executive performs the Executive’s principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Executive’s principal residence immediately prior to the Measurement Date and (ii) more than 30 miles from the location at which the Executive performed the Executive’s principal duties for the Company immediately prior to the Measurement Date; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the Measurement Date;
               (e) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement, as required by Section 6.1;
               (f) a purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.2(a); or
               (g) any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or any material breach by the Company of this Agreement or any employment agreement with the Executive.
     The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.
          1.5 “Disability” means the Executive’s inability, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the Executive’s duties on behalf of the Company, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.
     2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the Term, (b) the date 18 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (c) the fulfillment by the Company of all of its obligations under Sections 4 and 5.2 if the Executive’s employment with the Company terminates within 18 months following the Change in Control Date. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through May 15, 2013.
     3. Employment Status; Termination Following Change in Control.
          3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any

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obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. If the Executive’s employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Section 1.2.
          3.2 Termination of Employment.
               (a) If the Change in Control Date occurs during the Term, any termination of the Executive’s employment by the Company or by the Executive within 18 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below). The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be. In the event the Company fails to satisfy the requirements of Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.
               (b) The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
               (c) Any Notice of Termination for Cause given by the Company must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board at which the Executive may, at the Executive’s election, be represented by counsel and at which the Executive shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board’s intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitutes Cause for termination.
               (d) Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Good Reason.

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     4. Benefits to Executive.
          4.1 Compensation. If the Change in Control Date occurs during the Term and the Executive’s employment with the Company terminates within 18 months following the Change in Control Date, the Executive shall be entitled to the following benefits:
               (a) Termination Without Cause or for Good Reason. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason within 18 months following the Change in Control Date, then the Executive shall be entitled to the following benefits:
                    (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:
                         (1) the sum of (A) the Executive’s base salary through the Date of Termination, (B) the product of (x) the higher of the Executive’s target bonus as in effect immediately prior to the Measurement Date or the Termination Date and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (C) the amount of any accrued vacation pay, to the extent not previously paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”); and
                         (2) an amount equal to (a) two multiplied by (b) the sum of (x) the higher of the Executive’s annual base salary as in effect immediately prior to the Measurement Date or the Termination Date and (y) the higher of the Executive’s target bonus as in effect immediately prior to the Measurement Date or the Termination Date.
                    (ii) for two years after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide medical, dental and life insurance benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable medical, dental and life insurance Benefit Plans in effect on the Measurement Date or, if more favorable to the Executive and the Executive’s family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that (A) if the terms of a medical, dental or life insurance Benefit Plan do not permit continued participation therein by a former employee, then an equitable arrangement shall be made by the Company (such as a substitute or alternative plan) to provide as substantially equivalent a benefit as is reasonably possible and (B) if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., medical insurance benefits) from such employer on terms at least as favorable to the Executive and the Executive’s family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and the Executive’s family; and

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                    (iii) to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (other than severance benefits) (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
               (b) Resignation without Good Reason; Termination for Death or Disability. If the Executive voluntarily terminates the Executive’s employment with the Company within 18 months following the Change in Control Date, excluding a termination for Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability within 18 months following the Change in Control Date, then the Company shall (i) pay the Executive (or the Executive’s estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits.
               (c) Termination for Cause. If the Company terminates the Executive’s employment with the Company for Cause within 18 months following the Change in Control Date, then the Company shall (i) pay the Executive, in a lump sum in cash within 30 days after the Date of Termination, the Executive’s annual base salary through the Date of Termination, and (ii) timely pay or provide to the Executive the Other Benefits.
          4.2 Taxes.
               (a) In the event that the Company undergoes a “Change in Ownership or Control” (as defined below), and thereafter, the Executive becomes eligible to receive “Contingent Compensation Payments” (as defined below), then subsections (b) and (c) of this Section 4.2 shall apply.
               (b) In the event that the total Contingent Compensation Payments payable to the Executive (without regard to this Section 4.2(b)) exceed 110% of the maximum amount of Contingent Compensation Payments the Executive could receive without being treated as receiving any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”)), then the Company shall, as soon as administratively feasible after the Executive becomes so eligible determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which of the payments or benefits due to the Executive following such Change in Ownership or Control constitute Contingent Compensation Payments, (ii) the amount, if any, of the excise tax (the “Excise Tax”) payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), by the Executive with respect to such Contingent Compensation Payment and (iii) the amount of the “Gross-Up Payment” (as defined below) due to the Executive with respect to such Contingent Compensation Payment. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence or (B) that he disagrees with such determination, in which case he shall indicate which payment and/or benefits should be characterized as a Contingent Compensation

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Payment, the amount of the Excise Tax with respect to such Contingent Compensation Payment and the amount of the Gross-Up Payment due to the Executive with respect to such Contingent Compensation Payment. If the Executive states in the Executive Response that he agrees with the Company’s determination, the Company shall make the Gross-Up Payment to the Executive within three business days following delivery to the Company of the Executive Response. If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 15 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 15-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Gross-Up Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made. The balance of the Gross-Up Payments shall be made within three business days following the resolution of such dispute. The amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal compounded monthly from the date that such payments originally were due. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final.
               (c) In the event that the total Contingent Compensation Payments payable to the Executive (without regard to Section 4.2(b)) do not exceed 110% of the maximum amount of Contingent Compensation Payments the Executive could receive without being treated as receiving any “excess parachute payments”, then the Company shall not be obligated to provide to the Executive a portion of any Contingent Compensation Payments that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any excess parachute payments for the Executive. For purposes of this Section 4.2(c), the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.” Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments shall not be made until the determination, pursuant to this Section 4.2(c), of which Contingent Compensation Payments shall be treated as Eliminated Payments. Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which of such payments and benefits constitute Contingent Compensation Payments and (ii) the Eliminated Amount. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence and notifies the Company which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor

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provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments or (B) that he disagrees with such determination, in which case he shall indicate which payment and/or benefits should be characterized as a Contingent Compensation Payment and shall indicate the amount of the Eliminated Amount. If the Executive states in the Executive Response that he agrees with the Company’s determination, the Company shall make the Contingent Compensation Payment to the Executive within three business days following delivery to the Company of the Executive Response. If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 15 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 15-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal compounded monthly from the date that such payments originally were due. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final and the Contingent Compensation Payments (or portions thereof) that shall be treated as Eliminated Payments shall be determined by the Company in its absolute discretion.
               (d) For purposes of this Section 4.2, the following terms shall have the following respective meanings:
                    (i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
                    (ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or supplied to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
                    (iii) “Gross-Up Payment” shall mean an amount equal to the sum of (i) the amount of the Excise Tax payable with respect to a Contingent Compensation Payment and (ii) the amount necessary to pay all additional taxes imposed on (or economically borne by) the Executive (including the Excise Taxes, state and federal income taxes and all applicable withholding taxes) attributable to the receipt of such Gross-Up Payment. For purposes of the preceding sentence, all taxes attributable to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.
          4.3 Payments Subject to Section 409A.
               (a) Subject to this Section 4.3, payments or benefits under Section 4.1 shall begin only upon the date of a “separation from service” of the Executive (determined as set

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forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 4.1, as applicable:
                    (i) It is intended that each installment of the payments and benefits provided under Section 4.1 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
                    (ii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 4.1.
                    (iii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:
                         (1) Each installment of the payments and benefits due under Section 4.1 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
                         (2) Each installment of the payments and benefits due under Section 4.1 that is not described in Section 4.3(a)(iii)(1) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.

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               (b) The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h). Solely for purposes of this Section 4.3(b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
               (c) All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.
          4.4 Outplacement Services. In the event the Executive is terminated by the Company (other than for Cause, Disability or death), or the Executive terminates employment for Good Reason, within 18 months following the Change in Control Date, the Company shall provide outplacement services through one or more outside firms of the Executive’s choosing up to an aggregate of $20,000, with such services to extend until the earlier of (i) 12 months following the termination of the Executive’s employment or (ii) the date the Executive secures full time employment.
          4.5 Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Section 4.1(a)(ii), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
          4.6 Release of Claims by Executive. The Executive shall not be entitled to any payments or other benefits hereunder unless the Executive executes and, if applicable, does not revoke, a full and complete release and separation agreement in the form to be provided by the Company.
     5. Disputes.
          5.1 Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
          5.2 Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under,

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any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
     6. Successors.
          6.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.
          6.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or the Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     7. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 81 Wyman Street, Waltham, Massachusetts and to the Executive at the Executive’s principal residence as currently reflected on the Company’s records (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

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     8. Miscellaneous.
          8.1 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          8.2 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.
          8.3 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.
          8.4 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
          8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
          8.6 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
          8.7 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.
          8.8 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first set forth above.

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THERMO FISHER SCIENTIFIC INC.
By:

EXECUTIVE